Exhibit 10.2

December 10, 2004

Mr P.J.P. Verloop

Keizersgracht 536

Amsterdam, The Netherlands

Dear Mr Verloop,

Liquidation of Metron Technology N.V. (to be renamed Nortem N.V.)

The purpose of this letter is to confirm the terms and conditions under which we would like to engage you as the liquidator (vereffenaar) of Metron Technology N.V. (“Metron”).

Please note that your formal appointment as liquidator is conditional on (i) Metron’s shareholders approving (a) the sale and transfer of substantially all of Metron’s assets to Applied Materials, Inc., pursuant to the stock and asset purchase agreement, dated August 16, 2004, entered into between Metron and Applied Materials, Inc; (b) the dissolution of Metron following the closing of the asset sale; and (c) your appointment as liquidator for Metron and (ii) the closing of the asset sale.

The parties do not intend to enter into an employment agreement.

Duties and responsibilities

If you accept your engagement, we would expect you to have reasonable availability to fulfil all duties Dutch corporate law attributes to a liquidator of a Dutch N.V. under supervision of Metron’s supervisory board and in cooperation with your fellow liquidator.  We would primarily expect you to make an inventory of Metron’s assets and liabilities remaining after the closing of the asset sale and to satisfy as much of the liabilities as possible to allow one or more initial liquidation distributions to Metron’s shareholders.

Subsequently we would expect you to arrange for the fulfilment of any remaining liabilities, the filings and public announcements required under Dutch law in relation to the liquidation and for a final liquidation distribution to Metron’s shareholders.

As Metron’s liquidator, you will have the right to consult with Metron’s auditors, Metron’s US counsel, Metron’s Dutch counsel and all other advisors of Metron on all financial, legal and tax matters relating to the liquidation of Metron. In addition, you may at the expense of Metron consult US counsel of your choice on your personal liability as Metron’s liquidator under US laws and regulations, provided that (i) prior to its dissolution Metron will only reimburse such costs up to an amount of USD 1,500 or up to the amount approved by Metron’s managing board and (ii) subsequent to its dissolution Metron will only reimburse such costs up to the amount approved by Metron’s supervisory board.

We would not consider you to be responsible for the fulfilment by Metron of any and all of its obligations under any US securities laws and regulations, the Sarbanes-Oxley Act or any other non-Dutch laws and regulations creating obligations for Metron. Metron intends to engage its former controller in the Netherlands, Mr Charles Roffey, to act as principal executive officer and principal financial officer and as your fellow liquidator following the closing of the asset sale. Mr Roffey, amongst other things, will be primarily responsible for the fulfilment of the aforementioned obligations, including but not limited to the making of all filings and certifications required by the SEC and NASDAQ.

As a liquidator, you shall be free to carry out your duties autonomously and in the manner you may deem fit, at least after prior consultation with your fellow liquidator and with Metron’s Supervisory Board. With due regard for all the obligations arising from this engagement, you shall be free to perform professional services for third parties. In the event of a possible conflict of interest, you shall consult the Supervisory Board in advance.

Fees

Your engagement will be on the basis of payment per hours spent and you will provide Metron with a summary of hours spent every two weeks. Metron will pay you an hourly fee in the amount of EUR 200 plus out of pocket expenses, such as travel and courier costs and costs for suitable office space and secretarial support, upon receipt of your statement of fees, specifying the time spent and the out of pocket expenses. We have provided you with an advance payment in the amount of EUR 8,000.

The fees shall be paid without withholding wage tax and social security premiums. You shall indemnify and hold Metron harmless for any tax assessment in respect of wage tax and/or employee’s insurance imposed by the tax office or the employee insurance administration agency, including accrued interest and any administrative fines, in connection with the remuneration and/or reimbursement of expenses regarding your engagement as a liquidator.

Termination

Your engagement as a liquidator shall terminate by operation of law as soon as all duties Dutch Corporate Law attributes to the liquidator are fulfilled. Both parties shall be entitled to terminate the engagement prior to the abovementioned fixed period by giving notice. You will have to observe a notice period of three months; Metron has to observe a notice period of six months. If a party ends the engagement without observing these notice periods, he is liable to the other party for a penalty that equals the amount of the average gross fee that would have been paid/earned if the notice period would have been observed properly. The amount of the average gross fee will be calculated on the basis of the average of the monthly gross fees paid/earned in the three months prior to the month in which one of the parties ended the engagement without observing the applicable notice period.

Indemnification

As Metron’s liquidator, you shall be automatically indemnified by Metron, in the way as described in section 20 of Metron’s articles of association.

In addition, Metron hereby agrees to warrant you from and indemnify you against, at your first request, any form of damage, liability and/or costs, including but not limited to reasonable lawyers’ fees, which are the result of or are connected to claims or actions (in or out of court) made against you, in your capacity as liquidator of Metron (whether or not in conjunction with claims or actions against one or more others) by (or for the benefit of) any third party including, but not limited to, Metron or one or more co-liquidators, any direct or indirect shareholders of Metron or any other person holding a direct or indirect interest in Metron, insofar as such claims or actions are in any way connected with or arise from any act or omission to act in your capacity as liquidator of Metron.

If a claim or action as referred to in the first paragraph of this article is made against you, then Metron will bear all costs which you have to make in order to defend yourself against such claims and actions. The foregoing remains valid irrespective of the claims or actions being justified or not, provided however that the foregoing does not apply if and insofar as it is determined by a court of competent jurisdiction that you have acted grossly negligent or with wilful misconduct.

Liability Insurance

As a liquidator of Metron, your potential liabilities will be covered in accordance with the attached D&O insurance policy.

Applicable law and disputes

This engagement letter is governed by Dutch law. All disputes arising from or associated with it will be settled in the first instance by the court in Amsterdam.

Acceptance

Please confirm that you accept your engagement as liquidator of Metron (conditional on your appointment by Metron’s shareholders) and that this letter accurately describes the scope and terms of your engagement, by signing this letter and returning the signed copy to us. Your engagement will start on the earlier of (i) the effective date of your appointment as Metron’s liquidator or (ii) the date on which Metron’s current management would request you to start your engagement.

Please contact us if you have any questions concerning this letter.

Yours sincerely,

/s/ EDWARD D. SEGAL
Metron Technology N.V.
Edward D. Segal

Agreed to this day, the 10th of December 2004

/s/ P.J.P. VERLOOP
P.J.P. Verloop